Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FIRST QUARTER

FINANCIAL RESULTS

PROVO, Utah, May 6, 2011 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company, today reported consolidated financial results for the first quarter ended March 31, 2011.

For the First Quarter of 2011:

•                  Net sales were $92.8 million, compared with $86.8 million in the same quarter a year ago, an increase of 7.0 percent.

•                  Operating income from continuing operations was $7.6 million, compared with $0.6 million in the same quarter a year ago, an increase of 1,237.0%.

•                  EBITDA, defined here as net income before taxes, depreciation and amortization, other income and adjusted to include share-based compensation expense, was $8.8 million, compared with $1.8 million in the same quarter a year ago, an increase of 398.7 percent.

•                  Net income from continuing operations was $6.6 million, compared with net income of $4.8 million in the same quarter a year ago, an increase of 38.8 percent.

•                  Basic and diluted net income per share from continuing operations was $0.43, compared with earnings per share of $0.31 for the same quarter a year ago.

•                  As of March 31, 2011, shareholders’ equity was $75.6 million, compared to $68.4 million on December 31, 2010, an increase of 10.6 percent.

•                  As of March 31, 2011, active Managers worldwide were 30,300, an increase of 7.1 percent from the end of the prior quarter, while active Distributors worldwide were 696,400, an increase of 1.7 percent from the end of the prior quarter.

Additional Financial Information:

Certain events affected the comparability of 2011 versus 2010 quarterly results, as outlined below.  For a more detailed comparison of 2011 versus 2010 results, refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011.

•                  Other income in the prior year quarter benefited from a $3.7 million foreign exchange gain related to the implementation of highly-inflationary accounting for Venezuela and the devaluation of the Venezuelan bolivar.

•                  The effective income tax rate was 16.0% compared with a tax benefit of 37.0% in the same quarter a year ago. The change in the effective tax rate was primarily due to the Company’s increase in operating income for the current quarter compared to the same quarter a year ago. The effective tax rates for both periods were reduced by decreases in tax liabilities associated with uncertain tax positions due to the expiration of the statue of limitations of $1.2 million and $1.4 million, respectively.

NSP United States Segment Results for the First Quarter:

•                  Net sales were $35.6 million, compared with $36.7 million in the same quarter a year ago, a decrease of 2.8 percent.  Shifting the timing of our national convention from the fall of 2010 to the spring of 2011 negatively affected Manager retention and Distributor recruiting efforts during the prior year and the current quarter. The prior year quarter also included heavy Manager and Distributor purchases in advance of price increases the following quarter. Net sales revenue also decreased compared to the same period in the prior year due to changes to some of our promotional programs.

•                  Operating income was $3.8 million, compared with $0.5 million in the same quarter a year ago, an increase of 717.0 percent. The increase in operating income is primarily the result of significant cost reductions in our selling, general and administrative expenses.

NSP International Segment Results for the First Quarter:

•                  Net sales were $36.5 million, compared with $36.2 million in the same quarter a year ago, an increase of 1.0 percent. In local currencies, net sales decreased by 0.3 percent compared to the same quarter a year ago. The decrease in local currency sales is due to lower sales in our Dominican Republic, Japan and Mexico markets, mostly offset by higher sales in our Russian markets and positive currency fluctuations.

•                  Operating income was $2.1 million, compared with $0.8 million in the same quarter a year ago, an increase of 149.0 percent. This increase was the result of cost reductions, as well as the impact of prior year value-added tax reserve charges in our Mexico business.

Synergy Worldwide Results for the First Quarter:

•                  Net sales were $20.7 million, compared with $13.9 million in the same quarter a year ago, an increase of 48.1 percent. In local currencies, net sales increased 42.8 percent compared to the same quarter a year ago. The increase in net sales was primarily due to growth in our United States, Korean and European markets, and the opening of our Vietnam market.

•                  Operating income was $1.8 million, compared with an operating loss of $0.7 million for the same quarter in the prior year, an increase of 353.0 percent. This increase was primarily due to improvements in sales within its European, U.S, and Korean subsidiaries as well as cost reductions.

Non-GAAP Financial Measures

The Company has included information concerning EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to fund its business.  EBITDA has not been prepared in accordance with generally accepted accounting principles (GAAP).  This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company’s operating performance.  Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies.  The Company has included a reconciliation of EBITDA to reported earnings under GAAP in the attached financial tables.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional, herbal, weight management, energy, and other complementary products through a global direct sales force of over 600,000 independent distributors in more than 40 countries.  Nature’s Sunshine manufactures its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today.  The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-

looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further  reviews  of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$55,418	$47,604
Accounts receivable, net of allowance for doubtful accounts of $714 and $918, respectively	10,671	5,947
Investments available for sale	5,788	6,470
Inventories	35,665	36,235
Deferred income tax assets	4,564	4,582
Prepaid expenses and other	6,467	5,700
Total current assets	118,573	106,538

Property, plant and equipment, net	26,636	27,391
Investment securities	1,770	1,778
Intangible assets	1,266	1,303
Deferred income tax assets	12,945	12,916
Other assets	9,710	9,489
	$170,900	$159,415

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$4,485	$4,855
Accrued volume incentives	22,065	18,619
Accrued liabilities	35,240	34,601
Deferred revenue	3,140	3,385
Income taxes payable	4,902	3,708
Total current liabilities	69,832	65,168

Liability related to unrecognized tax benefits	20,573	21,366
Deferred compensation payable	1,770	1,778
Other liabilities	3,124	2,721
Total long-term liabilities	25,467	25,865
Shareholders’ Equity:
Common stock, no par value; 50,000 shares authorized, 15,533 issued and outstanding as of March 31, 2011 and December 31, 2010	67,840	67,752
Retained earnings	14,900	8,278
Accumulated other comprehensive loss	(7,139)	(7,648)
Total shareholders’ equity	75,601	68,382
	$170,900	$159,415

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net sales revenue (net of the rebate portion of volume incentives of $11,582 and $11,176, respectively)	$92,844	$86,790
Cost and expenses:
Cost of goods sold	18,552	17,917
Volume incentives	34,298	32,551
Selling, general and administrative	32,373	35,752
	85,223	86,220
Operating income	7,621	570
Other income, net	265	2,901

Income before provision (benefit) for income taxes	7,886	3,471
Provision (benefit) for income taxes	1,264	(1,300)
Net income from continuing operations	6,622	4,771
Loss from discontinued operations	—	(618)
Net income	$6,622	$4,153

Basic and diluted net income per common share

Basic:
Net income from continuing operations	$0.43	$0.31
Loss from discontinued operations	$—	$(0.04)
Net income	$0.43	$0.27

Diluted:
Net income from continuing operations	$0.43	$0.31
Loss from discontinued operations	$—	$(0.04)
Net income	$0.43	$0.27

Weighted average basic common shares outstanding	15,533	15,510
Weighted average diluted common shares outstanding	15,561	15,534

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) to EBITDA

 (Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net income	$6,622	$4,153
EBITDA adjustments:
Loss from discontinued operations	—	618
Depreciation and amortization	1,054	1,118
Share-based compensation expense	88	69
Other income, net*	(265)	(2,901)
Taxes	1,264	(1,300)
EBITDA	$8,763	$1,757

* Other income, net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Provo, Utah 84606

(801) 342-4370